UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2026 (April 10, 2026)

Audax Private Credit Fund, LLC

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	814-01861 (Commission File Number)	99-4488204 (I.R.S. Employer Identification No.)
320 Park Avenue New York, New York 10022
(Address of principal executive offices and zip code)
(212) 703-2700
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 10, 2026, Audax Private Credit Fund, LLC (the “Fund”), as borrower, entered into a senior secured credit facility (the “Facility”) pursuant to a Senior Secured Credit Agreement (the “Agreement”; capitalized terms used but not defined herein shall have the meanings specified in the Agreement), with JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., PNC Bank, National Association and Pinnacle Bank, a Tennessee bank, d/b/a Synovus Bank, as lead arrangers and bookrunners. The Agreement is effective as of April 10, 2026.

The Fund may borrow amounts in U.S. dollars or certain other permitted currencies under the Facility. Advances under the Facility drawn in U.S. dollars will initially bear interest at a per annum rate equal to 1.75% or 1.875% plus the Adjusted Term SOFR Rate in the case of any Loan other than an ABR Loan, and 0.75% or 0.875% plus an Alternate Base Rate in the case of any ABR Loan, in each case, depending on the Fund’s rate option election and borrowing base (as of the most recently delivered borrowing base certificate delivered under the Agreement). Advances under the Facility drawn in currencies other than U.S. dollars will initially bear interest at a per annum rate equal to 1.75% or 1.875%, in each case depending on the Fund’s borrowing base (as of the most recently delivered borrowing base certificate delivered under the Agreement), plus any applicable credit spread adjustment, plus certain local rates consistent with market standards, each as specified in the Agreement. The Fund will also pay a fee of 0.375% per annum on daily undrawn amounts under the Facility.

The initial principal amount of the Facility is $275,000,000, subject to availability under the borrowing base, which is based on the Fund’s portfolio investments and other outstanding indebtedness, with an accordion provision to permit increases to the total facility amount up to $412,500,000, subject to the satisfaction of certain conditions. The Facility includes a $50,000,000 limit for swingline loans.

The Facility is guaranteed by certain subsidiaries of the Fund, and will be guaranteed by certain subsidiaries of the Fund that are formed or acquired by the Fund in the future (collectively, the “Guarantors”). Proceeds of the Facility may be used for general corporate purposes, including, without limitation, repaying outstanding indebtedness, making other distributions, contributions and investments, the acquisition and funding of portfolio investments, and such other uses as permitted under the Agreement.

The Facility is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Fund and each Guarantor, subject to certain exceptions.

The availability period of the revolving commitments under the Facility will terminate on April 10, 2030 (the “Commitment Termination Date”) and the Facility will mature on April 10, 2031 (the “Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, the Fund will be obligated to make mandatory prepayments under the Facility out of the proceeds of certain asset sales, other recovery events and equity and debt issuances.

The Agreement includes customary affirmative and negative covenants, including financial covenants requiring the Fund to maintain a minimum shareholders’ equity and asset coverage ratio, and certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

The description above is only a summary of the material provisions of the Agreement and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1*

Senior Secured Credit Facility, dated as of April 10, 2026, by and among Audax Private Credit Fund, LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, the lenders party thereto and JPMorgan Chase Bank, N.A., PNC Bank, National Association and Pinnacle Bank, a Tennessee bank, d/b/a Synovus Bank, as lead arrangers and bookrunners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Exhibits and/or schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and/or schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Audax Private Credit Fund, LLC

Date:	April 16, 2026	By:	/s/ Grant Bokerman
		Name:	Grant Bokerman
		Title:	Secretary